Exhibit 99.1

89bio Reports Third Quarter 2023 Financial Results and Provides Corporate Updates

–Pegozafermin granted Breakthrough Therapy Designation (BTD) for the treatment of nonalcoholic steatohepatitis (NASH) with fibrosis–

–Feedback from regulatory agencies on pegozafermin Phase 3 development program in NASH expected this quarter–

–Data from ENLIVEN in patients with cirrhotic (F4) NASH will be featured in an oral presentation during American Association for the Study of Liver Diseases (AASLD) The Liver Meeting®–

SAN FRANCISCO, November 8, 2023 (GLOBE NEWSWIRE) - 89bio, Inc. (Nasdaq: ETNB), a clinical-stage biopharmaceutical company focused on the development and commercialization of innovative therapies for the treatment of liver and cardiometabolic diseases, today reported its financial results for the third quarter ended September 30, 2023.

“We are making excellent progress in developing pegozafermin as a potential leading treatment for liver and cardiometabolic diseases,” stated Rohan Palekar, CEO of 89bio. “We believe the FDA’s breakthrough therapy designation is a significant milestone, and further validates pegozafermin’s potential in NASH. Pending regulatory feedback, we expect to initiate our Phase 3 program in NASH in the first half of 2024. Additionally, we are continuing to enroll patients in ENTRUST, the Phase 3 trial of pegozafermin in patients with SHTG. Together, these advancements across our late-stage clinical development programs bring us closer to addressing the significant disease burden and unmet medical needs of patients with NASH and SHTG.”

Recent Highlights and Anticipated Milestones

Nonalcoholic Steatohepatitis (NASH)

•	U.S. Food and Drug Administration (FDA) granted BTD to pegozafermin for the treatment of NASH with fibrosis.

•	Data from the Phase 2b ENLIVEN trial of patients with F4 NASH will be featured in an oral presentation on Sunday, November 12 during AASLD The Liver Meeting® to be held in Boston, Massachusetts.

•	Abstract #47238: Fibrosis improvement with pegozafermin treatment in NASH patients with F4 fibrosis: Analysis from a 24-week randomized, double-blind, placebo-controlled Phase 2 trial (ENLIVEN)

•	Presenting Author: Rohit Loomba, M.D., MHSc, chief of the Division of Gastroenterology and Hepatology at University of California San Diego School of Medicine

•	Date, Time, Location: November 12, 2023, at 12:15 p.m. ET at the Ballroom BC, Hynes Convention Center

•	The Company expects to receive feedback this quarter from regulatory agencies on the pegozafermin Phase 3 NASH development program, which is planned to initiate in the first half of 2024.

Severe Hypertriglyceridemia (SHTG)

•

Enrollment continues to progress in ENTRUST, the Phase 3 trial evaluating the efficacy, safety and tolerability of pegozafermin in patients with SHTG. Topline results from this trial are expected in 2025.

Third Quarter 2023 Financial Results

Cash Position. As of September 30, 2023, 89bio had cash, cash equivalents and short-term available-for-sale securities totaling $448.3 million.

Research and Development (R&D) Expenses. R&D expenses were $31.4 million for the three months ended September 30, 2023, compared to $22.2 million for the three months ended September 30, 2022. The increase in R&D expenses was primarily driven by increases in contract manufacturing costs and personnel expenses, offset by a decrease in clinical development costs.

General and Administrative (G&A) Expenses. G&A expenses were $7.9 million for the three months ended September 30, 2023, compared to $4.8 million for the three months ended September 30, 2022. The increase in G&A expenses was primarily due to an increase in personnel costs, stock-based compensation, and expenses related to professional services.

Net Loss. 89bio reported a net loss of $34.7 million for the three months ended September 30, 2023, compared to a net loss of $26.8 million for the three months ended September 30, 2022. The increase in net loss is primarily attributable to increased R&D expenses for our programs and increased G&A expenses associated with operating as a public company.

About 89bio

89bio is a clinical-stage biopharmaceutical company dedicated to the development of best-in-class therapies for patients with liver and cardiometabolic diseases who lack optimal treatment options. The company is focused on rapidly advancing its lead candidate, pegozafermin, through clinical development for the treatment of nonalcoholic steatohepatitis (NASH) and severe hypertriglyceridemia (SHTG). Pegozafermin is a specifically engineered, potentially best-in-class fibroblast growth factor 21 (FGF21) analog with unique glycoPEGylated technology that optimizes biological activity through an extended half-life. Pegozafermin has been granted Breakthrough Therapy Designation for the treatment of NASH with fibrosis from U.S. Food and Drug Administration (FDA). The company is headquartered in San Francisco. For more information, visit www.89bio.com or follow the company on LinkedIn.

Forward-looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to, statements regarding the therapeutic potential and utility, efficacy and clinical benefits of pegozafermin, the safety and tolerability profile of pegozafermin, trial designs, clinical development plans and timing for pegozafermin, including the SHTG Phase 3 program, the ENTRUST Phase 3 trial in SHTG and the NASH Phase 3 trial, the timing for meeting with regulatory authorities, the use of the SHTG Phase 3 program to support safety database requirements and expectations regarding the time period over which 89bio’s capital resources will be sufficient to fund its anticipated operations. Words such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,”

“predict,” “potential,” “anticipate,” “goal,” “opportunity,” “develop,” “plan” or the negative of these terms, and similar expressions, or statements regarding intent, belief, or current expectations, are forward looking statements. While 89bio believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties (including, without limitation, those set forth in 89bio’s filings with the Securities and Exchange Commission (SEC)), many of which are beyond 89bio’s control and subject to change. Actual results could be materially different. Risks and uncertainties include: expectations regarding the initiation of the Phase 3 trial in NASH; expectations regarding the timing and outcome of the ENTRUST Phase 3 trial in SHTG; 89bio’s ability to execute on its strategy; positive results from a clinical study may not necessarily be predictive of the results of future or ongoing clinical studies; 89bio’s substantial dependence on the success of it lead product candidate; competition from competing products; the impact of general economic, health, industrial or political conditions in the United States or internationally; the sufficiency of 89bio’s capital resources and its ability to raise additional capital; and other risks and uncertainties identified in 89bio’s Annual Report on Form 10-K for the year ended December 31, 2022 and other subsequent disclosure documents filed with the SEC. 89bio claims the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. 89bio expressly disclaims any obligation to update or alter any statements whether as a result of new information, future events or otherwise, except as required by law.

89bio, Inc.

Condensed Consolidated Statement of Operations Data

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Operating expenses:
Research and development	$31,417	$22,197	$88,638	$61,732
General and administrative	7,928	4,844	21,360	15,155

Total operating expenses	39,345	27,041	109,998	76,887

Loss from operations	(39,345)	(27,041)	(109,998)	(76,887)
Interest expense	(959)	(535)	(3,928)	(1,377)
Interest income and other, net	5,579	773	11,972	843

Net loss before income tax	(34,725)	(26,803)	(101,954)	(77,421)
Income tax expense	—	(2)	—	(3)

Net loss	$(34,725)	$(26,805)	$(101,954)	$(77,424)

Comprehensive loss	$(34,678)	$(26,927)	$(102,151)	$(77,800)

Net loss per share, basic and diluted	$(0.45)	$(0.57)	$(1.50)	$(2.63)

Weighted-average shares used to compute net loss per share, basic and diluted	76,336,050	47,253,527	67,962,848	29,413,421

89bio, Inc.

Condensed Consolidated Balance Sheet Data

(Unaudited)

(In thousands)

	September 30,	December 31,
	2023	2022
Cash and cash equivalents and short-term investments	$448,304	$188,160
Total assets	460,111	196,824
Total current liabilities	25,212	24,614
Non current liabilities	24,690	20,378
Total stockholders’ equity	410,209	151,832
Total liabilities and stockholders’ equity	$460,111	$196,824

Investor Contact:

Annie Chang

89bio, Inc.

annie.chang@89bio.com

PJ Kelleher

LifeSci Advisors, LLC

+1-617-430-7579

pkelleher@lifesciadvisors.com

Media Contact:

Sheryl Seapy

Real Chemistry

sseapy@realchemistry.com